Exhibit 99.1
Investor Relations Contact:
Lori Owen
Xilinx, Inc.
(408) 879-6911
ir@xilinx.com

XILINX RAISES QUARTERLY DIVIDEND $0.02 PER SHARE

SAN JOSE, CA, March 10, 2015-- Xilinx, Inc. (Nasdaq: XLNX) today announced that its Board of Directors declared a quarterly cash dividend of $0.31 per outstanding share of common stock, an increase from the current dividend of $0.29 per share. The quarterly dividend increase will be effective in the June quarter, payable on June 3, 2015 to all stockholders of record at the close of business on May 13, 2015. “This is the tenth time Xilinx has increased the quarterly dividend since we initiated the program in 2004. In the past 10 years, Xilinx has returned approximately 100% of our operating cash flow to stockholders,” said Moshe Gavrielov, Xilinx President and Chief Executive Officer.

This release contains forward-looking statements and projections. Forward-looking statements and projections can often be identified by the use of forward-looking words such as “expect,” “believe,” “may,” “will,” “could,” “anticipate,” “estimate,” “continue,” “plan,” “intend,” “project” or other similar expressions. Undue reliance should not be placed on such forward-looking statements and projections, which speak only as of the date they are made. We undertake no obligation to update such forward-looking statements. Actual events and results may differ materially from those in the forward-looking statements and are subject to risks and uncertainties including customer acceptance of our new products, current global economic conditions, the strength of our customers and the end markets in which they participate, our ability to consistently generate sufficient cash flows and other risk factors listed in our most recent Forms 10-K and 10-Q.

About Xilinx

Xilinx develops All Programmable technologies and devices, beyond hardware to software, digital to analog, and single to multiple die in 3D ICs.  These industry leading devices are coupled with a next-generation design environment and IP to serve a broad range of customer needs, from programmable logic to programmable systems integration.  For more information visit www.xilinx.com.

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